Exhibit 10.8

DIADEXUS, INC.

RETENTION BONUS PLAN

(Amended and Restated May 1, 2008, May 27, 2010 and June 24, 2010)

1. Purpose. The purpose of the Plan, as amended and restated herein, is to reinforce and encourage the continued attention and dedication of employees of the Company by providing retention bonus payments to such employees upon the consummation of a Change in Control.

2. Definitions. The following terms as used herein shall have the meanings set forth in this Section 2.

2.1 “Acquirer” shall mean any successor to the business or assets of the Company pursuant to a Change in Control.

2.2 “Acquisition Agreement” shall mean any agreement entered into by the Company which, if consummated, would result in a Change in Control.

2.3 “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.4 “Bona Fide Offer” shall mean a written offer delivered to the Company which specifies, at a minimum, the principal terms of the proposed Change in Control, including, without limitation, the aggregate Proceeds to the Company’s stockholders, the proposed structure of the Change in Control and any major conditions to closing.

2.5 “Bonus Pool Amount” shall mean an amount determined as follows:

(a) If the Proceeds upon a Change in Control have a value less than or equal to $75,000,000 then the Bonus Pool Amount shall be equal to 8% of the Proceeds.

(b) If the Proceeds upon a Change in Control have a value greater than $75,000,000, then the Bonus Pool Amount shall be equal to 12% of the Proceeds.

2.6 “Cause” shall be as defined in any employment, severance or similar agreement between the Participant and the Company; provided, that in the absence of an employment, severance or similar agreement containing such definition, Cause shall mean:

(a) A material act of dishonesty made by the Participant in connection with the Participant’s responsibilities as an employee;

(b) The Participant’s commission of, or plea of nolo contendere to, a felony;

(c) The Participant’s gross misconduct in connection with the performance of his or her duties as an Employee; or

(d) The Participant’s material breach of his or her obligations under any written agreement with the Company;

provided, however, that with respect to clauses (c) and (d), such actions shall not constitute Cause if they are cured by the Participant within thirty (30) days following delivery to the Participant of a written explanation specifying the basis for the Company’s beliefs with respect to such clauses.

2.7 “Change in Control” shall mean (a) the acquisition of the Company by another entity, or entities acting as a group, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in such entity or entities holding more than fifty percent (50%) of the outstanding voting power of the Company (other than a bona fide equity financing transaction or transfers between affiliated funds) or (b) a sale or transfer of all or substantially all of the assets of this corporation, which transaction or series of related transactions results in the payment of a Liquidation Preference pursuant to Section 2 of the Restated Certificate of Incorporation of the Company.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.9 “Common Stock” shall mean the Common Stock of the Company, par value $0.01 per share.

2.10 “Company” shall mean diaDexus, Inc., a Delaware corporation.

2.11 “Compensation Committee” shall mean the Compensation Committee of the Board.

2.12 “Covered Termination” shall mean the termination of Participant’s employment or service with the Company by the Company for other than Cause or by the Participant for Good Reason that constitutes a “separation from service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder.

2.13 “Employee” shall mean an individual who is an employee of the Company or any Subsidiary within the meaning of Section 3401(c) of the Code.

2.14 “Equity Offset” shall mean any net pre-tax gains in respect of Common Stock received by a Participant in connection with the Change in Control, including but not limited to amounts received with respect to such Participant’s outstanding restricted Common Stock or options to purchase Common Stock.

2.15 “Good Reason” shall mean the Participant having “Good Reason” to voluntarily terminate his employment, as defined in any employment, severance or similar agreement between the Participant and the Company; provided, that in the absence of an employment, severance or similar agreement containing such definition, the Participant shall have Good Reason to voluntarily terminate his or her employment or service following any of the following events unless the Company fully corrects the circumstances giving rise to the event (provided such circumstances are capable of correction) prior to the date of the Participant’s termination:

(a) Any material reduction of the Participant’s base compensation without the Participant’s express written consent;

(b) Any material reduction in the Participant’s title, authority or duties; or

(c) The relocation of the Company’s offices at which the Participant is principally employed or provides services to a location a material distance of more than thirty (30) miles from such offices without the Participant’s express written consent; or

(d) The Company’s material breach of its obligations under this Plan.

Provided, however, that notwithstanding the foregoing the Participant may not resign his employment with Good Reason unless: (1) the Participant provides the Company with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason and contains reasonable detail regarding the basis for asserting Good Reason) and (2) the Company has not remedied the violation(s) within the thirty (30) day period. Additionally, a Participant’s continued employment or service shall not constitute consent to, or a waiver of rights with respect to, any circumstance described above which may give rise to a termination with Good Reason.

2.16 “Officer” shall mean an Employee who has been designated an officer of the Company by the Board.

2.17 “Participant” shall mean an Employee who has been selected by the Administrator to receive a Retention Bonus pursuant to the Plan.

2.18 “Percentage Interest” shall mean a grant to a Participant, pursuant to this Plan, of a percentage of the Bonus Pool Amount as determined in the sole discretion of the Compensation Committee prior to a Change in Control.

2.19 “Plan” shall mean this diaDexus, Inc. Retention Bonus Plan, as amended and restated herein.

2.20 “Proceeds” shall mean the following items of consideration (in cash, securities or other property) paid by the Acquirer in effecting the Change in Control:

(a) For a Change in Control effected by a merger or consolidation or by the direct purchase of the Company’s outstanding securities, the aggregate amount of consideration (valued at fair market value by the Board in good faith) to be paid to the holders of the Company’s outstanding securities in the acquisition of their stockholder interests, or

(b) For a Change in Control effected by the purchase of all or substantially all of the Company’s assets, the portion of the consideration (valued at fair market value by the Board in good faith) to be paid to the Company for those assets that is to be subsequently distributed to the holders of the Company’s outstanding securities in liquidation of their stockholder interests.

No expense or liability of the Company assumed or discharged by the Company or the Acquirer in the Change in Control, including without limitation the payment of Retention Bonuses hereunder, will be taken into account in determining the amount of Proceeds.

Proceeds shall also include any and all holdbacks, escrows, earn-out provisions, other contingent pay-out features or other similar delays in payment to be made after the effective date of the Change in Control.

2.21 “Retention Bonus” shall mean a bonus payable to a Participant pursuant to the terms of this Plan.

2.22 “Retention Bonus Amount” shall mean, with respect to a Participant, (i) the Bonus Pool Amount multiplied by such Participant’s Percentage Interest, minus (ii) the Equity Offset. For the purposes of calculating the Bonus Pool Amount with respect to any Participant who is not an Officer, any Proceeds subject to holdback, escrow, earn-out or other contingency shall be valued at one hundred percent (100%) of the amount subjected to holdback, escrow, earn-out or other contingency. For the purposes of calculating the Bonus Pool Amount with respect to a Participant who is an Officer, any Proceeds subject to holdback, escrow, earn-out or other contingency shall be valued at the amount actually paid to stockholders or the Company from such holdback, escrow, earn-out or other contingency.

2.23 “Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

3. Administration.

3.1 Administrator. The Plan shall be administered by the Compensation Committee. The Compensation Committee acting as administrator of the Plan may be hereafter referred to as the “Administrator.”

3.2 Authority of the Administrator. Subject to the provisions of the Plan and the Company’s Certificate of Incorporation, as they may be amended from time to time, the Administrator shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Subject to the provisions of the Plan, the Administrator has authority to determine, in its sole discretion, to whom, and the time or times at which, Retention Bonuses may be paid as well as the allocation of Percentage Interests. Subject to the Company’s Certificate of Incorporation, as may be amended from time to time, the Administrator has authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration. All decisions, interpretations and other actions of the Administrator shall be final, conclusive and binding on all parties who have an interest in the Plan.

3.3 Administrator Liability. No member of the Compensation Committee will be liable for any action or determination made by the Compensation Committee with respect to the Plan or any Retention Bonus paid under the Plan. All expenses and liabilities which members of the Compensation Committee incur in connection with the administration of this Plan shall be borne by the Company or its successor. No members of the Compensation Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Retention Bonuses paid hereunder, and all members of the Compensation Committee shall be fully indemnified and held harmless by the Company or its successor in respect of any such action, determination or interpretation.

4. Eligibility. Only Employees shall be eligible to participate in the Plan. The Administrator shall determine the Participants in its sole discretion. Only Participants shall be eligible to receive a Retention Bonus pursuant to this Plan.

5. Terms and Conditions of the Retention Bonuses.

5.1 Allocation of Aggregate Amount of Retention Bonuses. The allocation of the Percentage Interests to be awarded hereunder shall be determined prior to the consummation of a Change in Control by the Administrator. In advance of any determination by the Administrator regarding the individual amounts to be allocated under the Plan to the various Participants, the Company’s Chief Executive Officer shall have the opportunity to make a presentation and recommendation to the Administrator regarding such allocations. The Administrator may, in its sole discretion, notify each Participant of his or her Percentage Interest allocation at any time after making such determination. Any Percentage Interest granted by the Compensation Committee which is subsequently forfeited shall be reallocated to the Bonus Pool Amount and be available for allocation at the sole discretion of the Compensation Committee. Any portion of the Bonus Pool Amount which remains un-allocated as of the consummation of the Change in Control shall not be distributed automatically to the existing Participants and shall remain assets of the Company and its successors.

5.2 Payment of Retention Bonuses. Subject to Section 5.3 below, each Participant shall be entitled to his or her Retention Bonus upon the consummation of the Change in Control. Subject to Section 5.3 below, all payments under the Plan to Participants who are not Officers shall be made within 30 days after the consummation of the Change in Control and payments under the Plan made to Officers shall be made within 30 days following the date related Proceeds first become payable to stockholders or the Company. Except as otherwise provided in Section 5.3, a Participant must remain in the continuous employment or other service of the Company through the date of each payment in order to be eligible for such payment. The Retention Bonus shall be determined by the Administrator in accordance with this Plan and shall be in an amount equal to the Retention Bonus Amount. The Retention Bonus shall be payable in cash or, as permitted solely in the Administrator’s discretion with respect to each Participant at any time prior to such payment, such other form (or forms) of consideration being paid to shareholders in connection with the Change in Control, but in the event that all or a portion of the consideration consists of other than cash or securities that are freely tradable at the time of their issuance (“Public Securities”), the Retention Bonus will be payable in cash at least to the extent sufficient to permit such Participant to satisfy his or her state, local and federal income tax and employment tax withholding liabilities with respect to his or her Retention Bonus as calculated based on the statutory withholding tax rates in effect for such payments at the time the Retention Bonus is paid.

5.3 Involuntary Termination. Notwithstanding Sections 5.1 and 5.2 above, in the event of a Participant’s Covered Termination during the period of time commencing upon a Bona Fide Offer and ending upon the date all payments under this Plan have been made or the date this Plan shall have been terminated in accordance with its terms, such Participant shall be entitled to receive his or her Retention Bonus Amount payable in a cash lump sum as soon as administratively practicable following the date of the consummation of the Change in Control or, with respect to Officers, as soon as administratively practicable after the date related payments of Proceeds are first made available to stockholders or the Company. In the event the Bona Fide Offer is revoked or otherwise terminated without the consummation of a transaction constituting a Change in Control, a Participant’s rights with respect to such Bona Fide Offer shall thereupon be forfeited for no consideration.

6. Assumption of Plan. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, whether pursuant to a Change in Control or otherwise, to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

7. Withholding Taxes. All amounts payable hereunder shall be subject to applicable state, federal and local income, employment and excise tax withholding.

8. Assignment or Transfer of Awards. The Company may assign this Plan and its rights and obligations hereunder in whole, but not in part, only to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of this Plan shall be binding upon any successor to the Company (including without limitation, any Acquirer), and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Participants. No Participant’s rights hereunder shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Administrator.

9. No Employment Rights. No provision of the Plan shall be construed to give any person any right to become, to be treated as, or to remain an Employee. The Company and its Subsidiaries reserve the right to terminate any Participant’s employment at any time and for any reason or for no reason, with or without cause and with or without advance notice.

10. No Equity Interest. Neither the Plan nor any allocation of Percentage Interests hereunder creates or conveys any equity or ownership interest in the Company nor any rights commonly associated with such interests, including, without limitation, the right to vote on any matters put before the stockholders of the Company.

11. Duration and Amendments.

11.1 Term of the Plan. This Plan shall be effective as of November 10, 2006 and shall terminate upon the earlier to occur of (a) the payment of all amounts payable hereunder; or (b) the closing of an initial public offering of the Company’s Common Stock. For the avoidance of doubt, the closing of an initial public offering of the Common Stock of any successor to the Company shall not be deemed to terminate the Plan.

11.2 Subsequent Financings by the Company. In the event that the Board determines in good faith that the Company has undergone a financing for cash subsequent to the adoption of the Plan, such that the Plan should be amended to take into account such financing, the Company and the Participants holding at least a majority of the Percentage Interests held by all Participants shall negotiate in good faith to amend the Plan to appropriately reflect the impact of the financing on the Plan.

11.3 Right to Amend the Plan. Except as provided herein and in the Company’s Certificate of Incorporation, as may be amended from time to time, the Plan may be amended at any time or from time to time by the Board; provided, however, that no such amendment shall impair the then-existing rights of a Participant with regard to the Plan (including without limitation his or her rights to properly allocated Percentage Interests) absent (a) his or her consent or (b) the approval by the Participants holding at least a majority of the Percentage Interests held by all Participants. Notwithstanding the foregoing, in the event of any amendment to the Plan that causes Retention Bonuses to be payable in any form other than cash or Public Securities, each Participant’s Retention Bonus shall nonetheless be payable in cash or Public Securities in an amount that is no less than the amount sufficient to permit such Participant to satisfy his or her state, local and federal income tax and employment tax withholding liability with respect to his or her Retention Bonus. For purposes of determining the amount of any Participant’s Retention Bonus that is required to be paid in cash or Public Securities pursuant to the immediately preceding sentence, the Company shall use the statutory rate of withholding for the Participant with respect to the payment of such Retention Bonus. This Section 11.3 may only be amended with the unanimous consent of the Participants then holding Percentage Interests.

12. Execution. To record the adoption of the Plan, the Company has caused its authorized officer to execute the same.

13. Choice of Law. All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Delaware without regard to its conflict of laws provision.

14. Funding. No provision of the Plan shall require the Company, for purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or its successor.

diaDexus, Inc.

By:	/s/ Patrick Plewman

Title:	President and CEO